EXHIBIT 10.33

Notice of Grant of Restricted Stock Unit Award and Award Agreement (Employees)	SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Name Address City, State, Zip	Award Number: Plan: 2006 Equity Incentive Plan ID:

Grant Agreement:
Participant Name:
Employee ID:
Grant Number:
Number of Restricted Stock Units:
Date of Grant:
Vesting Schedule:
Vesting Date	Shares

Effective on the Date of Grant listed above, you have been granted an Award of Restricted Stock Units (“RSUs”) under the SVB Financial Group 2006 Equity Incentive Plan (the “Plan”).

RSUs in each period will vest in increments on the dates shown in the Vesting Schedule (“Vesting Dates”), subject to the Participant continuing to be a Service Provider through each such date.

Unless otherwise defined herein or in the Award Agreement, capitalized terms herein or in the Award Agreement will have the defined meanings ascribed to them in the Plan.

By your acceptance and the Company’s signature below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan and the this Award Agreement, all of which are attached and made a part of this document.

SVB Financial Group	Date

Participant Name	Date

SVB FINANCIAL GROUP

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant. The Company hereby grants to the Participant under the Plan an Award of the number of RSUs set forth on the first page, subject to all of the terms and conditions in this Award Agreement and the Plan.

2. Company’s Obligation to Pay. Each RSU represents the right to receive a cash payment equivalent to the value of a share of Common Stock (“Share”) on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment in connection with any RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Subject to Section 4, the RSUs awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Restricted Stock Unit Agreement, subject to the Participant continuing to be a Service Provider through each such date.

4. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, and subject to all Applicable Laws, if the Participant ceases to be a Service Provider for any or no reason, the then-unvested RSUs awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

5. Payment after Vesting.

(a) Any RSUs that vest in accordance with Section 3 will be paid in cash to the Participant (or in the event of the Participant’s death, to his or her estate) based on the value equivalent to the number of applicable whole Shares, provided that to the extent determined appropriate by the Company, any Tax Liability (as defined in Section 7) with respect to such RSUs will be paid by reducing the amount otherwise payable to the Participant. Subject to the provisions of Section 5(b), any payment to be made pursuant to the settlement of the vested RSUs shall be paid in cash as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of the Participant’s tax year that includes the vesting date.

(b) Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with the Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of the value of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six-month period following the Participant’s termination as a Service Provider, then the payment of the value of such accelerated RSUs will not be made until the date six months and one-day following the date of the Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the payment of the value of the vested RSUs will be paid to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the RSUs provided under this Award Agreement or the payment issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6. Payments after Death. Any payment to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, the Company will have no obligation to make any payment in connection with the vested RSUs, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such payment (the “Tax Liability”).

The Participant acknowledges that the Company’s obligation to make payment in connection with the RSUs shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one if its Subsidiaries withhold the cash otherwise payable to the Participant upon settlement of the vested RSUs; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Subsidiary. Furthermore, the Participant agrees to pay the Company or the Subsidiary any Tax Liability that cannot be satisfied by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Subsidiary. If the Participant fails to make satisfactory arrangements for the payment of any Tax Liability at the time any applicable RSUs otherwise are scheduled to vest, the Participant will permanently forfeit such RSUs and any right to receive payment thereunder and the RSUs will be returned to the Company at no cost to the Company.

8. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares.

9. No Effect on Service. The Participant’s service with the Company and its Affiliates is on an at-will basis only. Accordingly, the terms of the Participant’s service with the

Company and its Affiliates will be determined from time to time by the Company or the Affiliate employing or retaining the Participant (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the service of the Participant at any time for any reason whatsoever, with or without Cause.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at 3003 Tasman Drive, Mail Sort HA 200, Santa Clara, CA 95054, Attn: Lisa Bertolet, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

16. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.

18. Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Subsidiaries may hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Awards or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant’s participation in the Plan (the “Data”). The Participant understands that the Data may be transferred to the Company or any of the Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of RSUs under the Plan or cash pursuant to the vesting of the RSUs may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or the Subsidiaries, or to any third parties is necessary for his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing. The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the RSUs, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

19. Compliance with Applicable Laws. The issuance, vesting, and settlement of the RSUs under the Plan shall be subject to compliance by the Company (or any Subsidiary) and the Participant with all Applicable Laws.